EXHIBIT 1.A.(1)


         The Chairman advised that the next matter for consideration were certain authorizations relating to the Company's plans for variable life insurance. Such business requires the establishment of a so-called "separate account" under Minnesota law which becomes the vehicle to hold investment assets which are allocable to, and measure the values in, such variable life insurance policies. The Chairman explained that since variable life insurance is treated as a "security" under federal securities regulatory laws, it is necessary for the Company to file a registration statement with the Securities and Exchange Commission in connection with its plans. The Chairman then responded to several questions. Upon motion and second, it was unanimously

                  RESOLVED, That pursuant to Minnesota Statutes, Sections 61A.13 to 61A.21, as amended, the Company hereby establishes a Separate Account to be known as Select*Life Variable Account provided that if such name is not available for use by the Company when the first policy is issued, the name of the Account shall be as determined by the Chairman and Chief Executive Officer of the Company. The Account shall be in the Stock Department of the Company and all assets in the Account shall be for the exclusive benefit of the variable policies issued by or from the Account and shall not be chargeable with liabilities arising out of any other business the Company may conduct, but shall be held and applied exclusively for the benefit of such policies.

                  RESOLVED,  That the  officers  of the Company and each of them are hereby authorized for and on behalf of the Company to register the Account with the Securities and Exchange Commission under the Investment Company Act of 1940 and the Securities Act of 1933 or to seek any available exemptions from such acts for the Account and policies to be issued therefrom and to take such other and further action in connection therewith as such officer or officers may deem necessary or advisable.

                  RESOLVED, That John E. Pearson, John G. Turner, Royce N. Sanner, Karl E. Wolf, Gerald T. Flom and W. Smith Sharpe, Jr., and each or any one of them, are hereby made, constituted and appointed attorneys-in-fact, with full power of substitution, for and on behalf of the Company, to execute and file with the Securities and Exchange Commission such notifications, registration statements and applications for exemptions to be filed under the 1940 Act and the 1933 Act, and such amendments, exhibits and other supporting documents thereto, and such other documents in connection therewith, as such attorneys-in-fact, or any one of them, may deem necessary or advisable, and the President or any Vice President of the Company is hereby authorized, for and on behalf of the Company to execute a power of attorney in favor of said attorneys-in-fact.

         There being no further business, the meeting was adjourned.


                                 /s/ Royce N. Sanner, Secretary